Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc:

We consent to the incorporation by reference in the registration statement (No. 333-219863) on Form F-3 and the registration statement (No. 333-213731) on Form S-8 of Prudential plc of our report dated 22 March 2018, with respect to the consolidated statements of financial position of Prudential plc as of 31 December 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended 31 December 2017, and the related notes, and the disclosures marked “audited” within the Group Risk Framework section on pages 100 to 119 of the 2017 Form 20-F of Prudential plc, and the condensed financial statement Schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of 31 December 2017, which report appears in the 31 December 2017 annual report on Form 20-F of Prudential plc.

/s/ KPMG LLP
KPMG LLP

London, United Kingdom
22 March 2018